DEED NUMBER SIX (6)

DEED OF SUPPLEMENTAL TRUST INDENTURE

FOR THE INTERNATIONAL PORTFOLIO I

OF THE MULTI-SELECT SECURITIES PUERTO RICO FUND

In San Juan, Puerto Rico, on this twenty-second (22nd) day of March, two thousand four (2004).

BEFORE ME

LUIS R. ROSAS CINTRON, Attorney-at-Law and Notary in and for the Commonwealth of Puerto Rico, with offices located at Westernbank World Plaza Building, Suite 1400, 268 Muñoz Rivera Avenue, San Juan, Puerto Rico, and residence in San Juan, Puerto Rico.

APPEAR

AS PARTIES OF THE FIRST PART: UBS FINANCIAL SERVICES INCORPORATED OF PUERTO RICO (Employer Identification Number 13-2638166), a corporation organized and existing under the laws of the Commonwealth of Puerto Rico, with principal offices in San Juan, Puerto Rico (hereinafter referred to as the “Settlor”), represented herein by its President, Miguel Antonio Ferrer Bolivar, also known as Miguel A. Ferrer, of legal age, single, executive and resident of San Juan, Puerto Rico, who assures me that he is authorized to appear in this deed on behalf of the Settlor and agrees to produce evidence of such authority whenever necessary.

AS PARTIES OF THE SECOND PART: UBS TRUST COMPANY OF PUERTO RICO (Employer Identification Number 66-0532499), a corporation organized and existing under the laws of the Commonwealth of Puerto Rico, with principal offices in San Juan, Puerto Rico (hereinafter referred to as the “Trustee”), represented herein by its President, Miguel Antonio Ferrer Bolivar, also known as Miguel A. Ferrer, of legal age, single, executive and resident of San Juan, Puerto Rico, who assures me that he is authorized to appear in this deed on behalf of the Trustee and agrees to produce evidence of such authority whenever necessary.

I, the Notary, do hereby certify that I personally know the representatives of the appearing parties herein and I also attest as to their personal circumstances and residences in accordance with their statements. They assure me that they have, and in my judgment they do have, the necessary legal capacity to execute this deed and therefore voluntarily

DECLARE

WHEREAS, the Settlor established a trust under the laws of the Commonwealth of Puerto Rico pursuant to Deed Number five (5), executed in San Juan, Puerto Rico, on the twenty-second (22nd) day of March, two thousand four (2004), before Notary Luis R. Rosas Cintrón (the “Deed of Trust”);

WHEREAS, the trust established by the Deed of Trust is known as the MULTI-SELECT SECURITIES PUERTO RICO FUND (hereinafter referred to as the “Trust” or “Fund”); and

WHEREAS, pursuant to Sections 601 and 903 of the Deed of Trust, the Settlor and the Trustee are authorized and empowered to establish, from time to time, through Supplemental Trust Indentures, segregated and independent Portfolios with diverse investment objectives and policies, subject to the terms and conditions of the Deed of Trust.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the Settlor and the Trustee agree as follows:

ARTICLE I

ESTABLISHMENT OF PORTFOLIO

Section 101. Establishment of Portfolio. The Settlor and the Trustee hereby adopt this Supplemental Trust Indenture to establish a Portfolio of the Trust, designated as the International Portfolio I (the “Portfolio”) and related Fund account.

Section 102. Initial Capitalization of the Portfolio. Subject to the provisions of the Deed of Trust, upon the establishment of the Portfolio the Trustee shall cause the transfer of Ten Thousand Dollars ($10,000) to the Portfolio’s Fund

account as the initial capitalization of the Portfolio. The Trustee shall cause such funds to be invested as the Trustee deems appropriate, and any income, gains and/or profits derived therefrom shall accrue to the Settlor. Upon the issuance of Units of the Portfolio in the aggregate amount of at least Ten Thousand Dollars ($10,000), the Trustee shall cause the return to the Settlor of the amount of Ten Thousand Dollars ($10,000) and its share of income, gains and/or profits derived therefrom.

Section 103. Investment Objectives and Policies, and Type of Assets of the Portfolio.

(a) The investment objective of the Portfolio is long-term growth of capital. To achieve its objective, the investment adviser of the Fund (the “Investment Adviser”) will invest up to eighty percent (80%) of its total assets in common stocks and other equity securities of U.S. or foreign companies (the “Equity Portion”) and at least twenty percent (20%) of its total assets in taxable fixed-income and equity securities issued by Puerto Rico entities. The Investment Adviser will engage one or more sub-adviser(s) to manage the Equity Portion. The sub-adviser engaged to manage the Equity Portion and its investment philosophy and process will be set forth in the prospectus used to issue the Portfolio’s Units.

(b) The Portfolio may make certain short-term investments of up to one hundred percent (100%) of its assets for temporary or emergency purposes, if authorized by the Commissioner of Financial Institutions.

(c) Securities held in the Portfolio may be issued by Puerto Rico or United States issuers or may be sponsored or unsponsored American Depository Receipts (“ADRs”) representing interest in securities of foreign issuers.

Section 104. Initial Unit Price. The initial Unit Price of the Units of the Portfolio at the initial public offering will be Ten Dollars ($10), and subsequently the then current Net Asset Value per Unit. The minimum amount of an investment in Units of such Portfolio shall be determined from time to time by the Board of Directors.

Section 105. Number of Units to be Issued in the Initial Offering.

(a) The number of Units of the Portfolio to be issued in the initial offering of such Units, shall be established by the Board of Directors.

(b) The Portfolio is authorized to issue Class A Units, Class C Units and Class L Units, and in the future may issue other classes of units, subject to such terms, conditions, rights, preferences, privileges, and limitations, as the Board of Directors deems appropriate, as provided in Section 108 hereinbelow.

(c) The Board of Directors, or any third parties designated by them, are hereby authorized to organize, place, and manage the assets of the Portfolio as necessary, in order to allow for the accounting of such assets as attributable to particular classes of Units, following the terms, conditions, rights, preferences, privileges, and limitations, of each such class. In such event, any computations required with respect to the Units of the Portfolio, including without limitation the determination of the Unit Price and the Redemption Price, must be made on a class by class basis, following the Net Asset Value of Assets applicable to each such class. However, such classes of Units will at all times represent undivided interests in the net assets, income, gains and profits of the Portfolio.

Section 106. Continuous Offering of the Units. The Units of the Portfolio will be continuously offered. Accordingly, after the initial public offering of the Units of the Portfolio, additional Units of the Portfolio may be issued.

Section 107. Transferability of Units. The Units of the Portfolio are not transferable except by operation of law, and may not generally be disposed of, except through Redemption, provided that any restrictions and conditions on any such Redemption are satisfied.

Section 108. Redemption of Units. The Units of the Portfolio may be disposed through Redemption by the Trust as set forth in the Deed of Trust.

Section 109. Issuance of Preferred Units and/or other Securities by the Portfolio. The Board of Directors is hereby authorized to approve the issuance of preferred units or other securities by the Portfolio, including debt securities, subject to such terms, conditions, rights, preferences, privileges, and limitations, as they deem appropriate. The approval by the then Unitholders of the Portfolio shall not be required, unless otherwise provided in the Deed of Trust or required by law.

Section 110. Other terms and conditions of Units of the Portfolio. The Board of Directors may approve a Resolution with respect to the Class A Units, the Class C Units, the Class L Units, or any other Units or class of Units of the Portfolio (each, hereinafter referred to as a “Class”), with respect to the following:

(a) the number of Units constituting that Class and the distinctive designation of such;

(b) the income distribution rate on the Units of such Class, and the relative rights of priority, if any, of distribution of income;

(c) the terms and conditions of issuance and Redemption of such Class, including the date or dates upon or after which they shall be issued or redeemable, and the amount per Unit per Class which will be payable upon issuance or Redemption (including service or other charges), which amount may vary under different conditions and at different issuance and redemption amounts and dates;

(d) the rights of the Units of each Class in the event of voluntary or involuntary liquidation, dissolution or winding up of the Fund or the Portfolio, and the relative rights of priority, if any, of payment attributable to Units of each Class; and

(e) any other terms, conditions, rights, preferences, privileges, and limitations of each Class of Units.

Section 111. Ownership Limitation. The Portfolio is subject to a limitation applicable to the Ownership of its Units, to the effect that at no time may five (5) or fewer individuals own directly or indirectly more than fifty percent (50%) of all Units outstanding of the Portfolio, measured by value or voting power.

ARTICLE II

MISCELLANEOUS PROVISIONS

Section 201. Definitions. Unless the context requires otherwise, all capitalized terms not otherwise defined herein, shall have the meaning ascribed to such term in the Deed of Trust.

Section 202. Severability. In case any one or more of the provisions of this Supplemental Trust Indenture shall for any reason be held to be illegal or invalid, such illegality or invalidity shall not affect any other provision of this Supplemental Trust Indenture, and the same shall be construed and enforced as if such illegal or invalid provision had not been contained therein.

Section 203. Governing Law. This Supplemental Trust Indenture shall be governed by and construed in accordance with the laws of the Commonwealth.

Section 204. Headings Not Part of Agreement. Any headings preceding the text of the several articles or sections hereof, and any table of contents appended to copies hereof, shall be solely for convenience of reference and shall not constitute a part of this Supplemental Trust Indenture, and they shall not affect its meaning, construction or effect.

Section 205. Other. Unless the context indicates otherwise, words importing the singular number shall include the plural number and vice versa. The terms “hereby,” “hereof,” “hereto,” “herein,” “hereunder,” and any similar terms, as used in this deed, shall refer to this deed as a whole.

ACCEPTANCE AND EXECUTION

The appearing parties, in their capacities as settlor and trustee, and through their representatives hereby accept, ratify and confirm this deed, and I, the Notary, hereby certify that I have notified the appearing parties of the pertinent legal warnings and of the legal effects of this deed, as well as of the right to have witnesses present at the execution hereof, which right was waived.

I further certify that the appearing parties read this deed before me, the Notary, and that this deed, having been read, was approved and ratified by the appearing parties through their representatives who fixed their initials on all and each of the pages of this deed and signed their names on the last page of this deed before me, the Notary.

TO ALL OF WHICH, and as to the appearing parties and my knowledge of the English language, I, the Notary, authorizing this deed, under my notarial faith and under signature, rubric, sign and seal. GIVE FAITH.

CERTIFICO: Que los otorgantes han estampado sus iniciales en todos y cada uno de los folios, así como sus firmas al final del documento y que aparece en el original la rúbrica, signo, sello y firma del Notario autorizante.

CERTIFICO: Que tanto en el original como en esta copia certificada se han adherido y cancelado por mí, el Notario, los correspondientes sellos de Rentas Internas e Impuesto Notarial.

CERTIFICO Y DOY FE: Que la precedente es una copia fiel y exacta del original que obra en mi Protocolo de Instrumentos Públicos, cuyo original consta de siete (7) folios. En fe de ello y a petición de UBS FINANCIAL SERVICES INCORPORATED OF PUERTO RICO, expido PRIMERA copia certificada de esta Escritura, dejando anotada esta saca, que firmo, signo, sello y rubrico, en San Juan, Puerto Rico, el mismo día de su otorgamiento. Esta copia certificada consta de siete (7) folios.